                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                    Health and Retirement Properties Trust
               (Name of Registrant as Specified In Its Charter)

                    Health and Retirement Properties Trust
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

     / / Fee paid previously with preliminary materials.

     Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

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

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                               400 CENTRE STREET
                          NEWTON, MASSACHUSETTS 02158

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 16, 1995

To the Shareholders of
  Health and Retirement Properties Trust

     Notice is hereby given that the Annual Meeting of Shareholders of Health and Retirement Properties Trust (the "Company") will be held at 9:30 A.M. on Tuesday, May 16, 1995, at State Street Bank and Trust Company, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, for the following purposes:

        1.  To elect one Trustee in Group III of the Company's Board of
Trustees.

        2. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Trustees has fixed the close of business on March 23, 1995 as the record date for determination of the shareholders entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Trustees,


                                            DAVID J. HEGARTY, Secretary

March 31, 1995

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                               400 CENTRE STREET
                          NEWTON, MASSACHUSETTS 02158
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON TUESDAY MAY 16, 1995

                                  INTRODUCTION

     A Notice of the Annual Meeting of Shareholders of the Company (the "Meeting") is set forth on the preceding page and there is enclosed herewith a form of proxy solicited by the Board of Trustees of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the Trustees and officers of the Company may solicit proxies personally or by telephone or telegram. This proxy statement is being first sent to shareholders on or about March 31, 1995. A copy of the Annual Report to Shareholders for the year ended December 31, 1994 (including audited financial statements of the Company) is also being mailed herewith.

     Only shareholders of record as of the close of business on March 23, 1995 (the "Record Date") are entitled to notice of and to vote at the Meeting and/or any adjournment thereof. The outstanding stock of the Company on the Record Date entitled to vote consisted of 59,180,169 Common Shares of Beneficial Interest, $.01 par value per share (the "Shares"). The holders of the outstanding Shares are entitled to one vote per Share.

     All Shares represented by valid proxies received by the Company prior to the Meeting will be counted for purposes of determining the presence of a quorum and will be voted as specified in the proxy. If no specification is made by the shareholder, the Shares will be voted FOR the proposal set forth below. The proposal set forth below requires the affirmative vote of a majority of the Shares issued and outstanding. If a broker indicates on a proxy that it does not have discretionary authority as to certain Shares to vote on the proposal, those Shares will not be counted as voting in favor of the proposal. A Shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting his or her Shares in person. Adoption of the proposal presented in this Proxy Statement does not give rise to appraisal rights or other dissenters rights under Maryland law.

ITEM 1.  ELECTION OF TRUSTEE IN GROUP III OF THE BOARD OF TRUSTEES

     The number of Trustees of the Company currently is fixed at five and the Board of Trustees currently is divided into three groups with two Trustees in Group I, two Trustees in Group II and one Trustee in Group III. Trustees in each Group are elected to three-year terms.

     The business of the Company is conducted under the general direction of the Board of Trustees as provided by the Amended and Restated Declaration of Trust and the Amended and Restated By-Laws of the Company and the laws of the State of Maryland, the state of the Company's organization on October 9, 1986.

     Three of the Trustees, the Rev. Justinian Manning, C.P., John L. Harrington, and Arthur G. Koumantzelis, are the Company's "Independent Trustees"; that is, Trustees who are not otherwise affiliated with the Company, HRPT Advisors, Inc., a Delaware corporation ("Advisors"), or any other person or entity that holds in excess of 8.5% of the issued and outstanding Shares of the Company. The Independent Trustees also comprise the Company's Audit Committee. The Company does not have a Compensation Committee or a Nominating Committee.

     During 1994, the Board of Trustees held seven meetings. During 1994, each Trustee attended 75% or more of the total number of meetings of the Board and any Committee of which he was a member. The standing Audit Committee meets with the Company's independent auditors to discuss the procedures for conducting, and the results of, audits of the Company's financial records, and recommends to the Board of Trustees the hiring or retention of independent auditors. It held two meetings during 1994.

     Each Independent Trustee receives an annual fee of $17,000 for services as a Trustee, plus $1,000 for each meeting of the Board or Board committee attended by such Trustee, up to a maximum of $6,000 per year. The Chairperson of the Audit Committee receives an additional $2,000 annually; such position rotates annually among the Independent Trustees. Each Independent Trustee also receives annual 500 Share grants under the Company's 1992 Incentive Share Award Plan. The Company reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees of the Company. The Company has also agreed to pay any Independent Trustee who brings a property to the attention of the Company a fee equal to one percent of any investment made by the Company in the property. No fees have been earned to date by any Independent Trustee with respect to any investments by the Company.

     The present Trustee in Group III is Arthur G. Koumantzelis. If re-elected, Mr. Koumantzelis will hold office until the Company's 1998 Annual Meeting of Shareholders. To be elected, each nominee for Trustee of the Company must receive the vote of a majority of the Shares issued and outstanding. It is the intention of the persons authorized by the enclosed proxy to nominate and elect Mr. Koumantzelis as the Group III Trustee. Advisors, which has voting control over 3,791,419 Shares (approximately 6.41% of Shares outstanding and entitled to vote) intends to vote in favor of the election of Mr. Koumantzelis as the Group III Trustee. Mr. Koumantzelis has served on the Board since June 1992. His principal occupations for the past five years and his age as of March 23, 1995 are as follows:

ARTHUR G. KOUMANTZELIS Age: 64

     Arthur G. Koumantzelis has been, since July 1990, the Senior Vice President and Chief Financial Officer and, from December 1991 until December 1993, was a Director of Cumberland Farms, Inc., a private company engaged in the convenience store business in the northeastern United States and Florida and, through its interests in the partnership operating its Gulf Oil Division, in the distribution and retail sale of gasoline in the northeastern United States. Cumberland Farms filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in May 1992, and emerged from bankruptcy proceedings in December 1993. Until June 1990, Mr. Koumantzelis was a Senior Partner of Ernst & Young L.L.P. (formerly Arthur Young & Company), the Company's independent auditors.

     In addition to Mr. Koumantzelis, the following persons currently serve on the Board of Trustees or serve as executive officers of the Company. Their principal occupations for the last five years and their ages as of March 23, 1995 are as follows:

REV. JUSTINIAN MANNING, C.P. Age: 69

     The Reverend Justinian Manning, C.P., has been, since September 1990, the pastor of St. Gabriel's parish in Brighton, Massachusetts. From 1984 until September 1990, he was the Treasurer of the Provincial Council of the Passionist Provincialate. He is also on the Board of Directors of Charlesview, a low and moderate income housing program, and St. Elizabeth's Hospital Foundation. He is past Treasurer and a former Director of St. Paul's Benevolent, Educational and Missionary Institute, a New Jersey corporation, which oversees foundations in Massachusetts, Connecticut, New York, Pennsylvania, Maryland, Florida and the Institute's Overseas Missions. He was formerly on the Board of Directors of St. Paul's Monastery Manor, in Pittsburgh, Pennsylvania, a congregate housing facility. He belongs to the Provincial Council of the Passionist Provincialate and is the former Director of Consolidation for the Community. Reverend Manning has been a Trustee of the Company since its organization in 1986 and was re-elected as a Group II Trustee at the 1994 Annual Meeting of Shareholders. His term will expire at the 1997 Annual Meeting of Shareholders.

GERARD M. MARTIN Age: 60

     Gerard M. Martin is a private investor in real estate. Until the merger (the "Horizon/Greenery Merger") of Greenery Rehabilitation Group, Inc. ("Greenery") into Horizon Healthcare Corporation ("Horizon") in February 1994, Mr. Martin was the Chief Executive Officer and Chairman of the Board of Directors and a 51.4% shareholder of Greenery and was the principal owner and Chief Executive Officer of the predecessors of Greenery since 1975. In connection with the merger, Mr. Martin was elected to the Board of Directors of Horizon. Mr. Martin has been active in the health care and real estate industries for more than 25 years as a manager, developer and builder. Mr. Martin and his wife are the sole shareholders of Regional Home Care, Inc., a corporation providing respiratory therapy services and supplies to clients in New England. Mr. Martin is also a Director and 50% shareholder of each of Advisors, Connecticut Subacute Corporation ("CSC") and Connecticut Subacute Corporation II ("CSCII"), and a Director and 33 1/3% shareholder of each of Vermont Subacute Corporation ("VSC") and New Hampshire Subacute Corporation ("NHSC"). Mr. Martin has been a Trustee of the Company since its organization in 1986 and was re-elected as a Group II Trustee at the 1994 Annual Meeting of Shareholders. His term will expire at the 1997 Annual Meeting of Shareholders.

JOHN L. HARRINGTON Age: 59

     John L. Harrington is the Chief Executive Officer of the Boston Red Sox, President of the Boston Trust Management Corporation, and Executive Director and Trustee of the Yawkey Foundation. Mr. Harrington is a Director of Shawmut Bank, N.A. and a Director of New England Sports Network, a cable television station. Mr. Harrington has been a Trustee since August 1991 and was re-elected as a Group I Trustee at the 1993 Annual Meeting of Shareholders. His term will expire at the 1996 Annual Meeting of Shareholders.

BARRY M. PORTNOY Age: 49

     Barry M. Portnoy has been a partner in the law firm of Sullivan & Worcester, counsel to the Company, since 1978, and a Trustee of the Company since its organization in 1986. Until the Horizon/Greenery Merger, Mr. Portnoy was a Director and 2.4% shareholder of Greenery, and is a Director and 50% shareholder of each of Advisors, CSC and CSCII, and a Director and 33 1/3% Shareholder of each of VSC and NHSC. In connection with the Horizon/Greenery Merger, Mr. Portnoy was elected to the Board of Directors of Horizon. Mr. Portnoy was re-elected as a Group I Trustee at the 1993 Annual Meeting of Shareholders and his term will expire at the 1996 Annual Meeting of Shareholders.

MARK J. FINKELSTEIN Age: 48

     Mark J. Finkelstein, who has served as President and Chief Executive Officer of the Company since its organization, has announced that he will step down from this position as of April 1, 1995. He has also resigned from his position as President, Chief Executive Officer and Director of Advisors effective as of that date. He has been the President, Chief Executive Officer, Treasurer and a Director of each of CSC, CSCII, VSC and NHSC since their organization and will continue to serve in these capacities. He also is a 33 1/3% shareholder of each of VSC and NHSC. Mr. Finkelstein is a past President of the American College of Health Care Administrators and is a Director of the Foundation of the American College of Health Care Administrators.

DAVID J. HEGARTY Age: 38

     David J. Hegarty, a certified public accountant, joined the Company in July 1987 as Treasurer, became Executive Vice President in July 1993, and will become the President and Chief Operating Officer of the Company effective as of April 1, 1995. Mr. Hegarty has also been the Secretary of the Company since 1987. Effective April 1, 1995, he will also become the President and Chief Operating Officer of Advisors. From January 1984 to July 1987, Mr. Hegarty was an audit manager with Ernst & Young L.L.P. (formerly Arthur Young & Company), the Company's independent auditors.

JOHN G. MURRAY Age: 34

     John G. Murray, a certified public accountant, joined the Company in July 1993 as Treasurer, and will become the Executive Vice President and Chief Financial Officer of the Company effective as of April 1, 1995. He will also become the Executive Vice President and Chief Financial Officer of Advisors effective as of that date. For the three years prior to joining the Company, Mr. Murray was employed by Fidelity Brokerage Services, Inc., most recently as Director of Finance, Business Analysis and Planning. Prior to his tenure at Fidelity, he was a senior manager for Ernst & Young L.L.P. (formerly Arthur Young & Company), the Company's independent auditors.

AJAY SAINI Age: 35

     Effective as of April 1, 1995, Ajay Saini, a certified public accountant, will become the Treasurer of the Company. He has been Vice President and Chief Accounting Officer of Advisors since July 1993, and prior to that he served as Controller of Advisors since June 1990. On April 1, 1995, he will become Treasurer of Advisors. Prior to joining Advisors, Mr. Saini was a senior accountant at Ernst & Young L.L.P. (formerly Arthur Young & Company), the Company's independent auditors.

     There are no family relationships among any Trustees and executive officers of the Company. Executive officers serve at the will of the Board of Trustees.

                               OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

     The Company does not have any employees; services which otherwise would be provided by employees are performed by Advisors. Payments by the Company to Advisors are described in "Certain Relationships and Related Transactions".

     The following table provides summary compensation information for both Mark
J. Finkelstein, an employee of Advisors who performed the duties of chief executive officer of the Company during 1994, and for David J. Hegarty, an employee of Advisors who performed the duties of executive vice president and chief financial officer during 1994 and also will perform the duties of president and chief operating officer (a newly created position which will be responsible for the duties currently conducted by the office of the chief executive officer) of the Company on and after April 1, 1995:

                                                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION(1)                        LONG-TERM COMPENSATION
                                -------------------------------------  ---------------------------------------------------
                                                                        RESTRICTED    SECURITIES
NAME AND                                                OTHER ANNUAL      STOCK       UNDERLYING      LTIP      ALL OTHER
PRINCIPAL POSITION              YEAR   SALARY   BONUS   COMPENSATION    AWARDS (2)    OPTION SARS   PAYOUTS   COMPENSATION
------------------              ----   -------  ------  -------------   ----------   -------------  --------  -------------
Mark J. Finkelstein, CEO......  1994    None     None       None         $44,250         None         None        None
                                1993    None     None       None         $43,500         None         None        None
                                1992    None     None       None         $46,500         None         None        None

David J. Hegarty, EVP & CFO...  1994    None     None       None         $44,250         None         None        None
                                1993    None     None       None         $29,000         None         None        None
                                1992    None     None       None         $31,000         None         None        None

---------------
(1) Except with respect to options and incentive share awards, the Company has  not paid and has no current plans to pay compensation to its executive officers. The Company's Stock Option Plan, originally adopted in 1986, was terminated by the
    Trustees in 1992. There are no options outstanding under such plan. Advisors, which conducts the day-to-day operations of the
    Company, compensates Messrs. Finkelstein and Hegarty in connection with their services to Advisors and to the Company.

(2) All incentive share awards have been granted pursuant to the Company's 1992 Incentive Share Award Plan, and provide that one third of each annual incentive share award vests immediately upon grant and one third vests on each of the first and second anniversaries of the grant. In the event any executive officer who has been granted an incentive share award leaves the employ of the Company during the vesting period of such award, that executive officer will only be entitled to receive the number of
    Shares which have vested up to the date of his departure. Mr. Finkelstein, however, will perform certain consulting services for the Company after his resignation as President and Chief Executive Officer and his Shares will therefore continue to vest as scheduled during the period of his consulting arrangements. At December 31, 1994, Messrs. Finkelstein and Hegarty held 9,000 and
    7,000 of Shares granted under annual incentive share awards, respectively, having a value of $120,375 and $93,625, respectively, based upon a $13.375 per share closing price for the Shares as reported on the New York Stock Exchange on December 31, 1994.
    Shares are entitled to dividends as declared by the Company. The dollar amounts shown represent the number of restricted Shares which have vested or continue to be subject to vesting multiplied by the closing price for the Shares on the New York Stock
    Exchange on the date of grant.


PERFORMANCE GRAPH -- COMPARISON OF CUMULATIVE TOTAL RETURN

     The graph below shows, for the years indicated, the Company's cumulative total shareholder return on its Shares (assuming a $100 investment on December 31, 1989) as compared with (a) the Standard & Poor's 500 Index and (b) the National Association of Real Estate Investment Trust, Inc.'s index of all publicly traded real estate investment companies listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ/National Market System (NAREIT). The comparison assumes all dividends are reinvested.


(A graph showing 3 lines is included in the printed proxy statement. The lines are legended and show the following data points:)

      Measurement Period
    (Fiscal Year Covered)            HRP Index         NAREIT            S&P
1989                                       100             100             100
1990                                    99.554          82.655          96.827
1991                                   190.420         112.145         126.408
1992                                   180.967         125.800         136.103
1993                                   236.942         149.132         149.700
1994                                   234.630         150.333         151.657

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not have a standing Compensation Committee; rather, a committee comprised of the Company's Independent Trustees (Messrs. Manning, Harrington and Koumantzelis) makes recommendations for grants of Shares under the Company's 1992 Incentive Share Award Plan (the "Plan"), and such recommendations are acted upon by the full Board of Trustees (Messrs. Manning, Harrington, Koumantzelis, Martin and Portnoy). Barry M. Portnoy, a member of the Board of Trustees, is a partner in the firm of Sullivan & Worcester, counsel to the Company.

EXECUTIVE COMPENSATION REPORT

     The Company developed and implemented the Plan in May 1992 in recognition of the following circumstances. First, the Company's Shares are primarily a yield vehicle for Shareholders and do not appreciate in value in the same manner as other equity securities. Therefore, a conventional stock option plan would not provide appropriate incentives for the Company's management. Second, because the executive officers of the Company are employees of Advisors and not of the Company, and receive their salary compensation from Advisors, the Trustees wished to establish a vehicle which would, among other things, (a) foster a continuing identity of interest between management of the Company and its Shareholders, and (b) recognize that the Company's executive officers perform certain duties on behalf of the Company, primarily with regard to shareholder relations and investor communications, which fall outside of the services covered by the investment advisory contract between the Company and Advisors (the "Advisory Agreement"). In granting incentive share awards, the Trustees consider factors such as the amount and terms of restricted Shares previously granted to executive officers and the amount of time spent and complexity of the duties performed by executive officers on behalf of the Company speaking at Company conferences, road shows and making additional presentations, interfacing with analysts and preparing and distributing stockholder reports, materials, statements and other information. The Trustees may impose vesting restrictions or other conditions on the granted Shares, which may further promote continuity of management.

     In 1994, each of Mark J. Finkelstein, Chief Executive Officer of the Company, and David J. Hegarty, then Executive Vice President and Chief Financial Officer of the Company, received a grant of 3,000 Shares under the Plan, 1,000 Shares of which vested immediately upon grant and 1,000 Shares of which will vest on each of the first and second anniversaries of the date of grant. The determination of the number of Shares granted to Messrs. Finkelstein and Hegarty was not specifically based on an estimate of the Company's performance, but instead was based on the relationship of the fair market value of the Shares so granted, on the number of Shares previously granted to each such individual, and on the Board's opinion as to the value of the "outside" services to the Company, as discussed above, performed by each of Messrs. Finkelstein and Hegarty during the year preceding the grant.

                                            JOHN L. HARRINGTON
                                            ARTHUR G. KOUMANTZELIS
                                            REV. JUSTINIAN MANNING, P.C.
                                            GERARD M. MARTIN
                                            BARRY M. PORTNOY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Shares by each beneficial owner known to the Company to hold more than 5% of the Shares, each Trustee, and all officers and Trustees of the Company as a group, as of March 25, 1995. The address of each of the Trustees and officers of the Company is c/o Health and Retirement Properties Trust, 400 Centre Street, Newton, Massachusetts 02158.

                                                                             SHARES
                                                                          BENEFICIALLY
NAME                                                                         OWNED       PERCENTAGE
----                                                                      ------------   ----------
Mark J. Finkelstein(1)................................................       19,141          *
John L. Harrington....................................................        1,586          *
David J. Hegarty(2)...................................................        8,000          *
Arthur G. Koumantzelis................................................        1,747          *
Rev. Justinian Manning, C.P...........................................        1,500          *
Gerard M. Martin(3)...................................................    3,791,419        6.41%
Barry M. Portnoy(3)...................................................    3,791,419        6.41%
All executive officers and Trustees as a group (8 persons)(1)(3)(4)...    3,825,393        6.46%

---------------
  * Less than 1% of the Company's outstanding Shares.

(1) Includes 3,000 Shares held jointly with Mr. Finkelstein's mother, 3,000 Shares held by Mr. Finkelstein's mother, and 2,778 Shares held by Mr. Finkelstein on behalf of his children. Includes 3,000 Shares awarded under the 1992 Incentive Share Award Plan which have not yet vested.

(2) Includes 2,667 Shares awarded under the 1992 Incentive Share Awarded Plan which have not yet vested.

(3) Neither Mr. Martin nor Mr. Portnoy owns any Shares directly. Advisors, which is wholly owned by Messrs.
    Martin and Portnoy, owns 1,013,651 Shares directly and, solely in its capacity as voting trustee of a voting trust agreement, exercises voting control over 1,000,000 Shares owned by AMS Properties, Inc. ("AMSP") and pledged to the Company to secure the obligations of GranCare, Inc., AMSP and GCI Healthcare Centers, Inc. to
    the Company. Advisors also exercises voting control as proxy over 1,777,768 Shares owned by Berlin C.C., Inc.,
    St. Johnsbury C.C., Inc., Rochester C.C., Inc., Springfield C.C., Inc., Bennington C.C., Inc., Burlington,
    C.C., Inc., The L.P. Corporation and American Health Care, Inc. Messrs. Martin and Portnoy may be deemed to have beneficial ownership of all of these Shares.

(4) Includes 7,000 Shares awarded under the 1992 Incentive Share Award Plan which have not yet vested.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 1994, Horizon acquired Greenery in a stock for stock merger. In connection with the Horizon/Greenery Merger:

        - Horizon became the lessee of seven facilities previously leased by the Company to Greenery. The rent for these facilities is substantially the same as that previously paid by Greenery. The initial lease term was extended through June 30, 2005, and Horizon has renewal options totalling an additional 20 years.

        - The Company granted Horizon options to purchase any or all of the seven leased facilities. The options may be exercised at a rate of not more than one facility in any 12 month period and expire December 31, 2003. The option purchase prices are approximately equal to the Company's investment in these facilities. Horizon has exercised the option to purchase one of the leased facilities and, in connection therewith, the Company has provided mortgage financing to Horizon in the amount of approximately $19.5 million.

        - Horizon purchased from the Company three facilities previously leased by Greenery. The purchase price of $28.4 million was paid $23.3 million in cash and the balance of $5.1 million in a note secured by a first mortgage on one of the facilities. The mortgage loan bears interest at 11.5% per annum and matures on December 31, 2000. The Company realized a gain from these sales of approximately $4.0 million.

        - The Company lent Horizon $4.3 million secured by a first mortgage on one facility which Horizon acquired from Greenery in the Horizon/Greenery Merger. The mortgage loan bears interest at 11.5% per annum and matures on December 31, 2000.

        - Horizon assumed management responsibility for three of the Company's facilities in Connecticut previously leased to Greenery. The existing leases with Greenery were terminated and the facilities were leased to CSCII. The lease with CSCII and the management contract with Horizon will continue for up to five years until the Company locates a substitute operator. Under the terms of the management contract between Horizon and CSCII, Horizon will guarantee the lease payments to the Company, which are approximately equal to the previous lease obligations of Greenery for these facilities.

     During 1994 (January 1 to February 11, 1994, the date of the Horizon/Greenery Merger), total rent and interest, including additional rent and additional interest based on increases in net patient revenues, received by the Company from its investments in Greenery was $2.7 million. The Company also received $8.5 million in total rent and interest, including additional rent and additional interest based on increases in net patient revenues, from its investments in CSC and CSC II properties during 1994. In addition, the Company has extended the working capital facility previously granted to CSC until June 30, 1995 at a maximum amount of $4 million. The largest amount outstanding under the facility at any time since January 1, 1994 was $3.915 million, all of which had been repaid as of March 23, 1995. Amounts outstanding from time to time under the facility bear interest at prime plus 1% per annum.

     In January, 1995, the Company acquired nine facilities located in New Hampshire and Vermont. In connection with this acquisition, the Company leased eight facilities located in Vermont to VSC and one facility located in New Hampshire to NHSC. The initial term of these leases expires on December 31, 2008, and the aggregate rent payable under these leases is initially $306,250 per month (the "Base Rent"). Commencing January 1, 1996, rent payable under these leases will be the Base Rent plus an additional amount which is intended to give the Company a percentage of the net patient revenues received by the lessees in the operation of the leased facilities. In addition to the rental payments, VSC and NHSC are responsible for the payment of all taxes, utilities and insurance premiums with respect to the leased properties.

     Until the consummation of the Horizon/Greenery Merger, Mr. Martin was Chairman of the Board and Chief Executive Officer of Greenery and, together with his wife, owned 51.4% of Greenery's outstanding common stock. Mr. Portnoy was a Director and 2.4% shareholder of Greenery. As a result of the Horizon/Greenery Merger, Mr. Martin and his wife hold approximately 1.4% of Horizon's outstanding common stock. In connection with the Horizon/Greenery Merger, Messrs. Martin and Portnoy were elected to Horizon's Board of Directors. Messrs. Martin and Portnoy are also each Directors and 50% shareholders of CSC and CSCII and Directors and 33 1/3% shareholders of VSC and NHSC. Mr. Finkelstein is President, Chief Executive Officer, Treasurer and a Director of CSC, CSCII, VSC and NHSC and a
33 1/3% shareholder of VSC and NHSC.

     The Advisory Agreement provides for an annual advisory fee equal to 0.70% of the Company's Average Invested Capital, as defined in the Advisory Agreement, up to $250 million, and 0.50% of Average Invested Capital equal to or exceeding $250 million; and an annual incentive fee, calculated on the basis of increases in the Company's operating cash flow above threshold amounts (15% of cash flow above the threshold amount of $1.37/Share in 1994, which threshold increases by $.05/Share annually thereafter), but no more than $.01/Share. All incentive fees which may be earned by the Advisor will be paid in Shares. Advisors' fee will be waived to the extent necessary to limit the Company's total annual operating expenses to the greater of (i) 2% of Average Invested Capital or (ii) 25% of the Company's Net Income determined as set forth in the Advisory Agreement. The aggregate advisory fee paid to Advisors for fiscal year 1994 was $3.8 million, of which approximately $.1 million was attributable to investments in Greenery and approximately $.4 million was attributable to investments in CSC and CSCII. The incentive fee for fiscal year 1994 was 17,401 Shares.

     Messrs. Martin and Portnoy each may have material interests in the transactions between Horizon and the Company, between Advisors and the Company, and between each of CSC, CSCII, VSC and NHSC, on the one hand, and the Company on the other hand.

     To the extent that the terms of the Company's investments in properties owned or leased by Horizon, CSC, CSCII, VSC and NHSC have been negotiated among related parties, they have not been determined on an arm's-length basis. Investment terms, however, have been based upon independent appraisals of the properties, where available, but the Company has historically placed a greater emphasis on what it believes to be more determinative factors such as cash flow available for rent and debt service. In addition, in some cases these negotiations have been with the representatives of the underwriters of the Company's public offerings. All existing business relationships between the Company, on the one hand, and Horizon, Advisors, CSC, CSCII, VSC, NHSC and/or their affiliates, on the other hand, have been approved by, and, unless and until any such company no longer has relationships with the Company or its affiliates which are the same or similar to those described above, all such future relationships will be submitted for approval by, majority vote of the Independent Trustees. Mr. Portnoy is a partner in the firm of Sullivan & Worcester, counsel to the Company and to Advisors, CSC, CSCII, VSC, NHSC and affiliates of each of the foregoing.

                 COMPLIANCE WITH SECTION 16(A) OF EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Trustees and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of securities with the SEC and the New York Stock Exchange. Executive officers, Trustees and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1994 fiscal year, all filing requirements applicable to its executive officers, Trustees and greater than 10% shareholders were complied with except that one Form 3 (Initial Statement of Beneficial Ownership) and one Form 4 (Statement of Change in Beneficial Ownership) were filed late by John G. Murray.

                                    AUDITORS

     The Company is not required to submit the selection of its auditor to a vote of shareholders. The Company's independent auditor since its organization in 1986 has been Ernst & Young L.L.P. and one of its predecessors, Arthur Young & Company.

     A representative of Ernst & Young L.L.P. is expected to be present at the Meeting, with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from shareholders who are present at the Meeting.

                             SHAREHOLDER PROPOSALS

     The Company's 1996 Annual Meeting is presently expected to be held on or about May 14, 1996. Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received not later than November 30, 1995, for inclusion in the Company's proxy statement and proxy for that meeting.

                                 OTHER MATTERS

     As of this time, the Board of Trustees knows of no other matters to be brought before the Meeting. However, if other matters properly come before the Meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

                                            By Order of the Board of Trustees

                                            DAVID J. HEGARTY, Secretary

Newton, Massachusetts
March 31, 1995

/x/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                                                         With-
                                                For      hold
1.)  Election of Trustee in Group III          /  /      /  /      2.)  In their discretion, the Proxies are authorized to vote upon such other business as may properly come
                                                                        before the meeting or any adjournment or
                                                                        postponement thereof.



                Arthur G. Koumantzelis


RECORD DATE SHARES:


                                                        -------------------
Please be sure to sign and date this Proxy              Date                       Mark box at right if comments or address   /  /
---------------------------------------------------------------------------        change have been noted on the reverse side
                                                                                   of this card.
Shareholder sign here                      Co-owner sign here
---------------------------------------------------------------------------

DETACH CARD

                            HEALTH AND RETIREMENT
                               PROPERTIES TRUST

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot. Election of a Trustee is important to the management and operation of your Trust and requires your immediate attention and approval. The nominee is discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, May 16, 1995.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Health and Retirement Properties Trust

                    HEALTH AND RETIREMENT PROPERTIES TRUST
                   400 Center Street, Newton, Massachusetts


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby apoints GERARD M. MARTIN, BARRY M. PORTNOY, and
DAVID J. HEGARTY, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one is present, to represent and to vote, as designated below, all the Common Shares of Beneficial Interest of Health and Retirement Properties Trust held of record by the undersigned or with respect to which the undersigned is entitled to vote or act, at the Annual Meeting of shareholders to be held on May 16, 1995 or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed here by the undersigned shareholders. If no direction is made, this proxy will be voted FOR Proposal 1.

                PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND
                     RETURN PROMPTLY IN ENCLOSED ENVELOPE

Please sign this proxy exactly as your name appears on the books of the Trust. Joint Owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

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